                                                                     Exhibit 9

                                         Proposed President's Letter for 14D-9


                                         May 18, 1995


Dear Stockholder:

     I am very pleased to announce that on May 16, 1995, CRSS Inc. ("CRSS"), American Tractebel Corporation ("Tractebel") and ATC Acquisition Corp., a wholly owned subsidiary of Tractebel ("ATC"), entered into a merger agreement (the "Merger Agreement") pursuant to which Tractebel has agreed to acquire CRSS. Pursuant to the Merger Agreement, ATC has today commenced a tender offer for all outstanding shares of the Common Stock, par value $1.00 per share, of CRSS at $14.50 cash per share. The shares of Common Stock of CRSS not acquired in the tender offer will be converted into the right to receive $14.50 per share in cash pursuant to a merger of ATC with and into CRSS. The tender offer is conditioned, among other things, on at least a majority of the shares outstanding on a fully diluted basis being validly tendered.

     THE TENDER OFFER AND THE MERGER WERE UNANIMOUSLY APPROVED BY ALL DIRECTORS PRESENT AT THE BOARD MEETING WHICH CONSIDERED THE TRANSACTION, AND SUCH DIRECTORS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES. YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED ACQUISITION OF CRSS BY TRACTEBEL IS FAIR AND IN THE BEST INTERESTS OF CRSS AND ITS STOCKHOLDERS.

     Enclosed for your consideration are copies of the tender offer materials and CRSS' Schedule 14D-9 being filed today with the Securities and Exchange Commission. These documents should be read carefully. In particular, I call your attention to Item 4 of the Schedule 14D-9, which describes both the reasons for the Board's recommendation and certain additional information that stockholders may wish to consider before taking action with respect to the offer.

                                         Sincerely,



                                         Bruce W. Wilkinson
                                         Chairman of the Board and
                                         Chief Executive Officer